EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of September , 1995 (the "Effective Date"), between Hospital Staffing Services, Inc., a Florida corporation, whose address is 6245 N. Federal Highway, Suite 400, Fort Lauderdale, FL 33308 (the "Company"), and Jay Gershberg, whose address is 3260 N. W. 112 Avenue, Coral Springs, Florida 33065 (the "Employee").

                                    RECITALS

         A. The Company is principally engaged in the business, inter alia, of
(1) providing home health care; (2) acting as a professional recruiter of registered nurses and other professional medical personnel for provision to hospitals on an interim staffing basis (the "Business").

         B. The Company has established a valuable reputation and goodwill in its Business, with expertise in all aspects of the Business.

         C. The Company presently employs the Employee and desires to continue to employ the Employee and the Employee desires to continue in the employ of the Company.

         D. In consideration for the Employee's continued employment with the Company, and for an increase in the Employee's base salary, the Company wishes to provide certain benefits to the Employee upon certain events of termination of the Employee's employment with the Company, as described more fully in this Agreement.

         E. The Employee, by virtue of the Employee's employment by the Company, shall become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's Business, including the Company's client base.

         NOW THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

         1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

         2. Employment. The Company hereby employs the Employee in the capacity as the Company's Vice President of Ancillary Services/President Travel Nurse Operations, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

         3. Authority and Power During Employment Period. The duties of the Employee shall be subject to the direction of the Company and the Employee shall perform all duties as shall be directed by the Company. The Employee shall devote full attention and render exclusive, full time services to the Company and shall be employed solely by the Company according to the


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terms of this Agreement. Employee's job title is subject to change by the Board of Directors.

         4. Compensation and Benefits.

         a. Base Salary. For all services rendered by the Employee pursuant to the terms of this Agreement and in consideration of the execution of this Agreement by the Employee, the Company shall pay the Employee a base salary as is set forth on Exhibit A of this Agreement.

         b. Additional Compensation. The Employee shall be entitled to receive such additional compensation as set forth on Exhibit B of this Agreement.

         c. Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to senior executives and/or other salaried employees.

         d. Automobile Allowance. The Employee shall be entitled to receive an automobile allowance as set forth on Exhibit C of this Agreement.

         e. Business Expense Reimbursement. During the Employee's employment, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company for its executives) in performing services hereunder, provided the Employee properly accounts therefor.

         5. Term. The Term of employment hereunder will commence on the Effective Date as set forth above and continue for a period of twelve (12) months from the Effective Date. The Term shall be automatically renewed for successive twelve (12) month periods unless otherwise terminated pursuant to
Section 6 hereof.

         6. Termination.

         a. Termination by the Company for Cause.

         (1) Nothing herein shall prevent the Company from terminating Employee for "Cause," as hereinafter defined.

         (2) "Cause" shall mean (i) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (ii) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (iii) engaging in a criminal enterprise involving moral turpitude; (iv) conviction of a felony under the laws of the United States or any state thereof; (v) if applicable, loss of any state or federal license required for the Employee to perform the Employee's material duties or

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responsibilities for the Company; provided, however, that this Subsection
6(a)(2) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Employees control; (vi) failure or refusal of Employee to perform the lawful orders or instructions of his superiors; or (vii) any assignment of this Agreement in violation of Section 16 of this Agreement.

         (3) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in Section 6(a) of this Agreement and specifying the particulars thereof and the Employee shall be given a thirty (30) day period to cure such conduct set forth in
Section 6(a)(2); provided that the conduct set forth in clause (vi) is subject to only one thirty (30) notice and cure period.

         b. Constructive Termination of Employment. A termination by the Company Without Cause under Section 7 shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Employee:

         (1) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Employee's position as described in Section 2; or

         (2) a five percent (5%) reduction in the Employee's salary below the salary in effect immediately prior to such reduction; or

         (3) a material breach of this Agreement by the Company;

         (4) failure by a successor company to assume the obligations under the Agreement; or

         (5) change in the Employee's principal office to a location outside the Dade-Broward-Palm Beach County, Florida area.

Anything herein to the contrary notwithstanding, the Employee shall give written notice to the Board of Directors of the Company that the Employee believes an event has occurred which would result in a Constructive Termination of the Employee's employment under this Section 6(b), which written notice shall specify the particular act or acts, on the basis of which the Employee intends to so terminate the Employee's employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event.

         c. Termination Following a Change of Control.

         (1) In the event that a "Change in Control," as hereinafter defined, of the Company shall occur at any time during the Term or any renewal thereof, the Employee shall

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have the right to terminate his employment under this Agreement upon thirty (30)
days written notice given at any time within one (1) year after the occurrence of such event, and such termination of the Employee's employment with the Company pursuant to this Section 6(c)(1), then, in any such event, such termination shall be deemed to be a termination by the Company Without Cause.

         (2) For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control (i) as set forth in Section 280G of the Internal Revenue Code or (ii) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

         (a) any "person," other than the Employee (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or,

         (b) the individuals who, at the commencement date of the Agreement constitute the Board of Directors, cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

         (c) there is a failure to elect a number of directors as would constitute a majority of the Board of Directors' candidates nominated by management of the Company to the Board of Directors; or

         (d) the business of the Company for which the Employee's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6(c)(2) will not apply where the Employee gives the Employee's explicit written waiver stating that for the purposes of this Section 6(c)(2), a Change in Control shall not be deemed to have occurred. The Employee's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an express written waiver as provided in the preceding sentence.

         (3) Anything in this Section 6(c) to the contrary notwithstanding, in no event will any action or non-action by the Employee at any time prior to the first anniversary date

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of the applicable Change in Control be deemed consent to any of the events described in this Section 6(c).

         7. Termination Without Cause; Termination as a Result of Change of Control and Severance Benefits.

         a. If the Employee is terminated Without Cause, and subject to Employee's compliance with the provisions of Sections 8 and 9 hereof or as otherwise provided in this Agreement, following the effective date of the Employee's effective date of termination of his employment, the Employee shall continue to receive (1) the base salary which existed at the time of the Employee's termination as set forth on Exhibit "A" of this Agreement (the "Severance Compensation") for a period of twelve (12) months thereafter; and (2) all accrued but unused vacation through the date of termination.

         b. If the Employee is terminated as a result of a Change of Control as defined herein and subject to Employee's compliance with the provisions of Sections 8 and 9 hereof or as otherwise provided in this Agreement, following the effective date of the Employee's effective date of termination of his employment, the Employee shall continue to receive, for a period of twelve (12) months following the effective date of termination, (1) the base salary which existed at the time of the Employee's termination as set forth on Exhibit A (the "Severance Compensation"); (2) all accrued but unused vacation; (3) the Employee's pro-rata share of Additional Compensation for the year, as described in Section 4(b) and on Exhibit B and (payable through month-end of the last full month prior to the date of termination); (4) a Car Allowance in the amount set forth on Exhibit C; and (5) each and every one of the benefits of any employee of the Company which existed at the time of the Employee's termination (collectively the "Severance Compensation and Benefits").

         c. All Severance Compensation shall be payable to the Employee weekly; provided that in the event the Employee is entitled to receive the Severance Compensation and Benefits as a result of a Change of Control, at the Employee's option, the Employee may receive either (i) a lump sum equal to the Compensation and Benefits due to the Employee pursuant to Section 7(a) reduced to present value, as set forth in Section 280G of the Internal Revenue Code or (ii) weekly.

         d. Death. In the event of the death of the Employee during the term of his employment, base salary shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee for a period of ninety (90) days from and after the date of death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

         e. Disability.

         (1) In the event of the Employee's "disability," as hereinafter defined, during the term of his employment, the Employee shall be entitled to compensation in accordance

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with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Employee, but in all events the Employee shall continue to receive the Employee's salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than one hundred eighty (180) days from the date on which the disability has been deemed to occur as hereinafter provided below. Any amounts provided for in this Section 7(e) shall be offset by other long-term disability benefits provided to the Employee by the Company.

         (2) "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Employee is unable, by reason of sickness or accident, to perform the Employee's duties under this Agreement for an aggregate of ninety (90) days in any twelve (12) month period or forty-five (45) consecutive days, or (B) the Employee has a guardian of the person or estate appointed by a court of competent jurisdiction.

         (3) Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Employee becomes re-employed, whether as an Employee or a Consultant, any salary, annual incentive payments or other benefits earned by the Employee from such employment shall offset any salary continuation due to the Employee hereunder commencing with the date of reemployment.

         8. Covenant Not to Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of continued employment and compensation by the Company, the Employee agrees to the following:

         a. That during the Restricted Period (as defined herein) and within the Restricted Area (as defined herein), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined) other than on behalf of the Company and as agreed by the Company and the Employee, whether as an officer, director, proprietor, employer, partner, independent contractor, investor, stockholder (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise. Except that during the term of Employee's employment with the Company, the foregoing limitations as to Restricted Area shall not be applicable.

         b. That during the Restricted Period and within the Restricted Area (as defined herein), the Employee will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company. Except that during the term of the Employee's employment with

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the Company, the foregoing limitations as to Restricted Area shall not be applicable.

         c. At no time during the Employee's employment with the Company and for any time thereafter, the Employee will not (i) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (ii) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed by the Company.

         d. That during the Restricted Period, the Employee will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any Company's client, employee, agent, vendor, supplier or customer.

         9. Non-Disclosure of Confidential Information.

         a. The Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, business records and plans, inventions, product design information, price structure, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development, technical information, marketing activities and procedures, method for operating the Company's Business, credit and financial data concerning the Company and the Company's Clients and Client Lists, which Client Lists shall not only mean one or more of the names and addresses of the Clients of the Company but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing and advertising practices and plans and information which is embodied in written or otherwise recorded form, but it shall also include information which is mental, not physical (collectively, the "Confidential Information") as valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Employee hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Employee agrees that all Confidential Information, heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company, shall be considered confidential.

         b. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which:

         (1) At the time of disclosure, is in the public domain as evidenced by printed publications;


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         (2) After the disclosure, enters the public domain by way of printed publication through no fault of the Employee or those in privity with it;

         (3) Employee can show by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or

         (4) Employee can show by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential.

         c. The Employee acknowledges that, as between the Company and the Employee, the Confidential Information and any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith, are and at all times will be the property of the Company.

         d. Employee agrees that it shall:

         (1) Hold in confidence and not disclose or make available to any third party any such Confidential Information unless so authorized in writing by the Company;

         (2) Exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information;

         (3) Not use, directly or indirectly, the Confidential Information in any respect of its business, except as necessary to evaluate the information;

         (4) Restrict the disclosure or availability of the Confidential Information to those of Employee's employees who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement;

         (5) Not copy or modify any Confidential Information without prior written consent of the Company.

         (6) Take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and

         (7) Relinquish and require all of its employees to relinquish all rights it and its employees may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly deliver to the Company any such matter as the Company may direct at any time; and not retain any copies or other reproductions thereof.


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         e. Employee further agrees:

         (1) That it shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Employee or its employees as the direct or indirect result of the disclosure by the Company of the Confidential Information to Employee;

         (2) That all such ideas, inventions, improvements and discoveries conceived, made or acquired by Employee, alone or with the assistance of others, relating to the Confidential Information, shall be the property of the Company and shall be treated as Confidential Information in accordance with the provisions hereof and that the Employee shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement.

         (3) That Employee and its employees shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

         f. Upon written request of the Company, Employee shall return to the Company all written materials containing the Confidential Information. Employee shall also deliver to the Company written statements signed by the Employee certifying all materials have been returned within five (5) days of receipt of the request.

         10. Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

         11. Restrictive Period. The "Restrictive Period" shall be deemed to be during the Employee's employment with the Company and for a period of twelve
(12) months following termination of the Employee's employment, regardless of the reason for termination.

         12. Restricted Area. The Restricted Area shall be deemed to mean within the restricted area and shall be limited to any county in the United States or in any country throughout the world where Company or any of its subsidiaries are engaged in the homecare business as may be conducted by Company or any of its subsidiaries as of the date of this Agreement or during the term of the Employee's employment with the Company.

         13. Business Activities. "Business Activities" shall be deemed to include any activities which are included in the Company's Business now or during the effective period of this Agreement.



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         14. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants by Employee contained in Sections 8 or 9 of this Agreement shall be construed to be agreements independent of any other element of the Employee's employment with the Company. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of the covenants in the Agreement against the Employee.

         15. Remedies.

         a. The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Sections 8 or 9, the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

         b. The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Confidential Information would not be an adequate remedy upon breach or threatened breach of Sections 8 or 9 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         c. In the event that the Employee shall be in violation of the aforementioned restrictive covenants, then the time limitation during which breach or breaches should occur, and in the event the Company should be required to seek relief from such breach in any court or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including appeal.

         16. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.



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         17. Miscellaneous Provisions. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the introductory paragraph, or such other place as it may designate. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Agreement shall be governed by the laws of the State of Florida. Venue shall be Broward County, Florida. In the event of any dispute as to the terms of this Employment Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

         18. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

         19. Severability. This Agreement shall be deemed severable, and the invalidity or enforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.



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THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND
CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF
THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Broward County, Florida.


WITNESS:                            THE COMPANY
________________________________    HOSPITAL STAFFING SERVICES, INC.
                                    BY:   /s/ Ronald A. Cass
                                    NAME:  Ronald A. Cass
                                    Its: Chief Executive Officer

                                    THE EMPLOYEE

________________________________    /s/ Jay Gershberg
                                    Jay Gershberg


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                                    EXHIBIT A

                                   BASE SALARY

The base salary is $141,750 per year.

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                                    EXHIBIT B

                             ADDITIONAL COMPENSATION

The Employee shall be entitled to receive

         a. Eight percent (8%) of the Employee's base salary in deferred compensation, pursuant to the Company's deferred compensation plan.



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                                    EXHIBIT C

                              AUTOMOBILE ALLOWANCE

The Automobile Allowance is $9,000 per year.

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